UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CTI Industries Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

CTI INDUSTRIES CORPORATION
22160 North Pepper Road
Barrington, Illinois 60010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO
BE HELD ON JUNE 20, 2008

To:          Shareholders of CTI Industries Corporation

The annual meeting of the shareholders of CTI Industries Corporation will be held at The Holiday Inn Crystal Lake, 800 South Route 31, Crystal Lake, Illinois, 60014, on June 20, 2008, at 9:00 a.m., Central Standard Time, for the following purposes:

1.	To elect 7 directors to hold office during the year following the annual meeting or until their successors are elected (Item No. 1 on proxy card);

2.	To ratify the appointment of Blackman Kallick, L.L.P. as auditors of the Corporation for 2007 (Item No. 2 on proxy card); and

3.	To transact such other business as may properly come before the meeting.

The close of business on May 16, 2008, has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

April 28, 2008	/s/Stephen M. Merrick
Stephen M. Merrick, Secretary

YOUR VOTE IS IMPORTANT

It is important that as many shares as possible be represented at the annual meeting. Please date, sign, and promptly return the proxy in the enclosed envelope. Your proxy may be revoked by you at any time before it has been voted.

CTI INDUSTRIES CORPORATION
22160 North Pepper Road
Barrington, Illinois 60010

PROXY STATEMENT

Information Concerning the Solicitation

This statement is furnished in connection with the solicitation of proxies to be used at the Annual Shareholders Meeting (the “Annual Meeting”) of CTI Industries Corporation (the “Company”), an Illinois corporation, to be held at 9:00 a.m. Central Daylight Savings Time on June 20, 2008, at The Holiday Inn Crystal Lake, 800 South Route 31, Crystal Lake, Illinois 60014. The proxy materials are being mailed to shareholders of record at the close of business on May 21, 2008.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Quorum and Voting

Only shareholders of record at the close of business on May 16, 2008, are entitled to vote at the Annual Meeting. There are 2,785,100 shares of Common Stock presently outstanding. Each share has one vote. A simple majority of the outstanding shares of Common Stock is required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. Seven directors will be elected by the Company's Common Stockholders at this meeting. The Common Stock does not possess cumulative voting rights, and the election of directors will be by the vote of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting. The ratification of auditors will require the vote of a simple majority of the shares of Common Stock present at the Annual Meeting by person or proxy. Abstentions and withheld votes have the effect of votes against these matters. Broker non-votes (shares of record held by a broker for which a proxy is not given) will be counted for purposes of determining shares outstanding for purposes of a quorum, but will not be counted as present for purposes of determining the vote on any matter considered at the meeting.

A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposals, the proxy will be voted “FOR” the nominees for directors contained in these proxy materials, “FOR” proposal 2, and “FOR” proposal 3.

Stock Ownership by Management and Others

The following table provides information concerning the beneficial ownership of the Company’s Common Stock by each director and nominee for director, certain executive officers, and by all directors and officers of the Company as a group as of April 28, 2008. In addition, the table provides information concerning the current beneficial owners, if any, known to the Company to hold more than 5 percent of the outstanding Common Stock of the Company.

The amounts and percentage of stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (“SEC”) governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after May 16, 2008. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. The percentage of Common Stock beneficially owned is based on 2,785,100 shares of Common Stock currently outstanding.

Name and Address Directors and Officers(1)	Shares of Common Stock Beneficially Owned(2)	Percent of Common Stock
Stephen M. Merrick	682,621(3)	23.24%(4)
John H. Schwan	678,730(5)	23.51%(4)
Howard W. Schwan	219,794(6)	7.64%(4)
Brent Anderson	67,635(7)	2.40%(4)
Tim Patterson	17,698(8)	*
Steve Frank	16,850(9)	*
Samuel Komar	13,512(10)	*
Stanley M. Brown
4227 United Parkway
Schiller Park, IL 60176	10,891(11)	*
Bret Tayne
6834 N. Kostner Avenue
Lincolnwood, IL 60712	10,550(12)	*
John Collins
262 Pine Street
Deerfield, IL 60015	1,625(13)	*
Phil Roos
680 State Circle
Ann Arbor, MI 48108	0	*
All Current Directors and Executive Officers as a group (11 persons)	1,329,781	59.34%(4)

* Less than one percent

(1)	Except as otherwise indicated, the address of each stockholder listed above is c/o CTI Industries Corporation, 22160 North Pepper Road, Barrington, Illinois 60010.
(2)
A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
Includes warrants to purchase up to 151,515 shares of Common Stock at $3.30 per share and options to purchase up to 375 shares of Common Stock at $5.14 per share granted under the Company’s 2007 Stock Option Plan. Also includes 106,731 shares each owned by Mr. Merrick’s two adult children as to which Mr. Merrick disclaims beneficial ownership and 212,000 shares held by a trust for the benefit of Mr. Merrick’s minor children.

(4)	Assumes the exercise of all warrants and options owned by the named person into shares of Common Stock.
(5)
Includes warrants to purchase up to 101,515 shares of Common Stock at $3.30 per share and options to purchase up to 375 shares of Common Stock at $5.14 per shares granted under the Company’s 2007 Stock Option Plan.

(6)
Includes warrants to purchase up to 50,000 shares of Common Stock at $3.30 per share, options to purchase up to 15,873 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 23,810 shares of Common Stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan and options to purchase up to 2,500 shares of Common Stock at $5.14 per share granted under the Company’s 2007 Stock Option Plan.

(7)
Includes options to purchase up to 4,762 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 17,858 shares of Common Stock at $1.47 per share granted under the Company’s 2001 Stock Option Plan, options to purchase up to 10,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and options to purchase up to 1,250 shares of Common Stock at $4.67 per share granted under the Company’s 2007 Stock Option Plan.

(8)	Includes options to purchase up to 1,250 shares of Common Stock at $4.67 per share granted under the Company’s 2007 Stock Option Plan.
(9)
Includes options to purchase up to 10,000 of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and options to purchase up to 1,250 shares of Common Stock at $4.67 per share granted under the Company’s 2007 Stock Option Plan.

(10)
Includes options to purchase up to 4,762 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase 7,500 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and options to purchase up to 1,250 shares of Common Stock at $4.67 per share granted under the Company’s 2007 Stock Option Plan.

(11)
Includes options to purchase up to 1,984 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 1,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and options to purchase up to 625 shares of Common Stock at $4.67 per share granted under the Company’s 2007 Stock Option Plan.

(12)
Includes options to purchase up to 1,984 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase 1,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and options to purchase 625 shares of Common Stock at $4.67 per share granted under the Company’s 2007 Stock Option Plan.

(13)
Includes options to purchase up to 1,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and options to purchase up to 625 shares of Common Stock at $4.67 per share granted under the Company’s 2007 Stock Option Plan.

PROPOSAL ONE - ELECTION OF DIRECTORS

Seven directors will be elected at the Annual Meeting to serve for one-year terms expiring on the date of the Annual Meeting in 2009. All directors will be elected by holders of the Company’s Common Stock. Each director elected will continue in office until a successor has been elected. If a nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” THE SEVEN NOMINEES FOR DIRECTOR NAMED IN PROPOSAL ONE.

Information Concerning Nominees

The following is information concerning nominees for election as directors of the Company as of April 28, 2008. Messrs. John Schwan, Howard Schwan, Merrick, Brown, Collins, Tayne and Roos are presently directors of the Company.

JOHN H. SCHWAN, age 64, Chairman and Executive Vice President. Mr. Schwan has been an officer and director of the Company since January 1996. Until March 2006, Mr. Schwan was an executive officer of Rapak, L.L.C. or affiliated companies for over 15 years. Mr. Schwan has over 30 years of general management experience, including manufacturing, marketing and sales. Mr. Schwan served in the U.S. Army, 1st Air Cavalry Division from 1966 to 1970, serving in Vietnam from 1968-1969. Mr. Schwan has a BA from North Park University.

HOWARD W. SCHWAN, age 53, President. Mr. Schwan has been associated with the Company for 28 years, principally in the management of the production and engineering operations of the Company. Mr. Schwan was appointed as Vice President of Manufacturing in November, 1990, was appointed as a director in January, 1996, and was appointed as President in June, 1997.

John Schwan and Howard Schwan are brothers.

STEPHEN M. MERRICK, age 66, Executive Vice President, Chief Financial Officer, and Secretary. Mr. Merrick was President of the Company from January 1996 to June 1997 when he became Chief Executive Officer of the Company. In October 1999, Mr. Merrick became Executive Vice President. Mr. Merrick is of Counsel to the law firm of Vanasco Genelly & Miller of Chicago, Illinois and has been engaged in the practice of law for more than 40 years. Mr. Merrick is also Senior Vice President, Director and a member of the Management Committee of Reliv International, Inc. (Nasdaq), a manufacturer and direct marketer of nutritional supplements and food products.

STANLEY M. BROWN, age 62, Director. Mr. Brown was appointed as a director of the Company in January 1996. Since March 1996, Mr. Brown has been President of IRSI, Inc., a manufacturer and lessor of in-room vending systems for hotels and of inventory control equipment for manufacturers.  From 1968 to 1989, Mr. Brown was with the United States Navy as a naval aviator, achieving the rank of Captain.

BRET TAYNE, age 49, Director. Mr. Tayne was appointed as a director of the Company in December 1997. Mr. Tayne has been the Managing Director of Intrepid Tool Industries, LLC, which is a successor to Everede Tool Company, a manufacturer of industrial cutting tools, since January 1992. Prior to that, Mr. Tayne was Executive Vice President of Unifin, a commercial finance company, since 1986. Mr. Tayne received a Bachelor of Science degree from Tufts University and an MBA from Northwestern University.

JOHN I. COLLINS, age 48, Director.  Mr. Collins is the Chief Administrative Officer and the former Chief Financial Officer of Members United Corporate Federal Credit Union (“Members”), a $15 billion wholesale financial institution located in Warrenville, Illinois.  Prior to his affiliation with Members in 2001, Mr. Collins was employed as both a Controller and Chief Financial Officer by Great Lakes Credit Union (“GLCU”), a $425 million financial institution located in North Chicago, Illinois.  Mr. Collins is currently the President of the Illinois Credit Union Executives Society, a board member of Member Health Network, wholly owned subsidiary of Members providing health banking and a former member of the Chicago Federal Reserve Bank Advisory Group.  Mr. Collins received a Bachelor of Arts degree in Economics, History and English from Ripon College, and a Masters in Business Administration from Emory University.  Mr. Collins has also participated in the Kellogg Management Institute and the Consumer Marketing Strategy programs at Northwestern University on a post-graduate basis.

PHIL ROOS, age 48, Director. Mr. Roos was appointed as a Director of the Company on April 14, 2008. He is, and has been, the President and Chief Executive Officer of Arbor Strategy Group, Ann Arbor, Michigan, since 1998. Arbor Strategy Group is engaged in strategic brand innovation consulting. Prior to organizing Arbor Strategy Group, Mr. Roos was engaged in various positions in marketing, marketing consulting and brand management. He is a Certified Public Accountant and earned a BBA Degree from the University of Michigan and an MBA from Harvard University.

Executive Officers Other Than Nominees

BRENT ANDERSON, age 41, Vice President-General Manager, Bag Division. Mr. Anderson has been employed by the Company since January 1989, and was named Vice President of Manufacturing in 2006. Mr. Anderson has held several managerial positions within the company including Vice President, Manufacturing, Plant Engineer and Plant Manager. In such capacities Mr. Anderson was responsible for designing and/or installing much of the Company’s manufacturing equipment. Mr. Anderson earned a Bachelor of Science Degree in Manufacturing Engineering from Bradley University.

SAMUEL KOMAR, age 51, Vice President of Marketing & Creative. Mr. Komar has been employed by the Company since March of 1998, and was named Vice-President of Marketing & Creative in September of 2001. Mr. Komar has worked in sales for more than 20 years, and prior to his employment with the Company, Mr. Komar was with Bob Gable & Associates, a sporting goods manufacturer sales agency. Mr. Komar received a Bachelor of Science Degree in Sales and Marketing from Indiana University.

TIMOTHY PATTERSON, age 47, Vice President of Finance and Administration. Mr. Patterson has been employed by the Company as Vice President of Finance and Administration since September, 2003. Prior to his employment with the Company, Mr. Patterson was Manager of Controllers for the Thermoforming Group at Solo Cup Company for two years. Prior to that, Mr. Patterson was Manager of Corporate Accounting for Transilwrap Company for three years. Mr. Patterson received a Bachelor of Science degree in finance from Northern Illinois University and an MBA from the University of Illinois at Chicago.

STEVEN FRANK, age 47, Vice President of Sales. Mr. Frank has been employed by the Company in a sales capacity since July, 1996. Mr. Frank was hired as Sales Manager Wholesale Division and in March 1998 was promoted to National Sales Manager and most recently to Vice President of Sales in May 2005. Mr. Frank is responsible for all sales functions of the Novelty Division.

Committees of the Board of Directors

The Company's Board of Directors has standing Audit, Compensation and Nominating Committees. The Board of Directors met five times during 2006. No director attended less than 75% of the combined Board of Directors and Committee meetings. The Board has determined that each of Stanley M. Brown, Bret Tayne, John I. Collins and Phil Roos are independent based on the application of the rules and standards of The Nasdaq Stock Market.

The Compensation Committee is composed of Stanley M. Brown, John I. Collins and Bret Tayne. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation of officers and key employees of the Company. The Compensation Committee met four times during 2007.

The Nominating Committee is composed of Stanley M. Brown and John I. Collins. The Nominating Committee identifies and reviews potential candidates for the Board of Directors and makes recommendations concerning potential candidates for the Board of Directors of the Company. The Nominating Committee met three times in 2007 and during the First Quarter of 2008.

Audit Committee

Since 2000, the Company has had a standing Audit Committee, which is presently composed of Mr. Tayne, Mr. Brown, and Mr. Collins. Each of the members of the Audit Committee is independent based on the application of the rules and standards of The Nasdaq Stock Market and Rule 10a-3(b) under the Securities Exchange Act of 1934. Mr. Collins has been designated as, and is, the Company’s “Audit Committee Financial Expert” in accordance with Item 407(d) of Regulation S-K and meets the requirements for an audit committee expert as set forth in that item. The Audit Committee held four meetings during fiscal year 2006, including quarterly meetings with management and independent auditors to discuss the Company’s financial statements. The Company’s Board of Directors has adopted a written charter, as amended, for the Company’s Audit Committee, a copy of which is appended to these Proxy Materials and has been posted and can be viewed on the Company’s Internet website at http://www.ctiindustries.com under the section entitled “Investor Relations.” In addition, the Audit Committee has adopted a complaint monitoring procedure to enable confidential and anonymous reporting to the Audit Committee of concerns regarding, among other things, questionable accounting or auditing matters.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for  preparing the financial statements and implementing the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the use of estimates, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including but not limited to those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380). In addition, the Committee has discussed with the independent auditors the auditor’s independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to future shareholder approval at the Company’s 2007 annual meeting of shareholders, the selection of Blackman Kallick, L.L.P. as the Company’s independent auditors.

Bret Tayne, Audit Committee Chair
Stanley M. Brown, III, Audit Committee Member
John I. Collins, Audit Committee Member

Nominating and Governance Committee

In 2005, the Company established a Nominating and Governance Committee. The Nominating and Governance Committee consists of two directors, Stanley M. Brown and John I. Collins. The Nominating and Governance Committee does not have a charter. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent as defined in the listing standards for the Nasdaq Stock Market.

The Nominating and Governance Committee has not adopted a formal policy with regard to consideration of director candidates recommended by security holders. The Company believes that continuing service of qualified incumbent members of the Board of Directors promotes stability and continuity at the Board level, contributes to the Board’s ability to work as a collective body and provides the benefit of familiarity and insight into the Company’s affairs. Accordingly, the process of the Nominating and Governance Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the criteria for membership on the Board. For vacancies which are anticipated on the Board of Directors, the Nominating and Governance Committee intends to seek out and evaluate potential candidates from a variety of sources that may include recommendations by security holders, members of management, the Board of Directors, consultants and others. The minimum qualifications for potential candidates for the Board of Directors include demonstrated business experience, decision-making abilities, personal integrity and a good reputation. It is believed that a formal policy and procedure with regard to consideration of director candidates recommended by security holders is not necessary in order for the Nominating and Governance Committee to perform its duties.

The Nominating and Governance Committee met three times during 2007 and the First Quarter of 2008. During the First Quarter of 2008, the Nominating and Governance Committee conducted a nomination process to identify a director to fill a vacancy on the Board of Directors created by a director resignation as of April 1, 2008. The Nominating and Governance Committee sought references for potential Board candidates from a variety of sources, including members of management and non-management sources. All of the members of the Board participated in interviews of a number of candidates. On the basis of the recommendation of the Nominating and Governance Committee, the Board of Directors on April 14, 2008 appointed Mr. Roos to fill the vacancy created by the resignation of a former director as of April 1, 2008. All of the directors participated in the nominating process and voted in favor of the nomination of the candidates nominated for election as directors at the Annual Meeting of Stockholders to be held on June 20, 2008.

Compensation Committee

The Compensation Committee consists of three directors: Stanley M. Brown (Chairman), John I. Collins and Bret Tayne. The Board has determined that each of the members of the Compensation Committee is independent as defined in the listing standards for the Nasdaq Stock Market. The Compensation Committee reviews and acts on the Company’s executive compensation and employee benefit plans, including their establishment, modification and administration. It also recommends to the Board of Directors the compensation of the Chief Executive Officer and certain other executive officers. The Compensation Committee has a charter which has been posted and can be viewed on the Company’s Internet website at http://www.ctiindustries.com under the section entitled “Investor Relations.” The Compensation Committee met three times in 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of our Compensation Philosophy

Our general compensation philosophy is to provide compensation and reward programs that will attract, retain and motivate quality executive talent.

We believe that applying and implementing this basic philosophy is fundamental to our goal of achieving excellent business performance and increased shareholder value.

Principles and Objectives

The basic principles and objectives of our executive compensation program are:

•
To provide a total compensation package that is competitive with prevailing practices for the industries in which we operate, allowing for above average total compensation when justified by business results and individual performance.

•	To provide a reasonable and competitive level of base compensation to our executives.

•	To provide incentive compensation based, principally, on the profitability of the Company to motivate our executives in a manner consistent with the interests of the shareholders.

•
To create mutual interests among executive officers and shareholders by providing long-term equity compensation programs including stock options and restricted stock grants, and otherwise encouraging equity ownership by executives, so that executive officers will share the risks and rewards of strategic decision making and its effect on shareholder value.

Components of Compensation

The components of our executive compensation program are:

•	Base Salary. We provide a base guaranteed salary to each of our executives.

•
Annual Cash Incentive Compensation. We have adopted and maintain an incentive compensation program in which executives and managment employees participate. Incentive payments are made quarterly and are a based on our operating profits if they exceed a threshold amount.

•
Long Term Equity Incentive Compensation. We provide incentive stock option awards, and may provide restricted stock awards, under our current 2007 Stock Incentive Plan. Recipients realize a profit based on stock price appreciation.

•
Retirement Benefits. We maintain a 401(k) retirement plan providing for employee contributions and matching employer contributions. Employees may contribute up to $15,500 of their eligible compensation to the Plan and we match the employee’s contribution up to the rate of 4% of the employee’s gross income.

•
Welfare Plans and Other Benefits. We provide medical and life plan benefits to all employees. We provide additional life insurance, car allowance and fringe benefits to certain executives, as well as limited perquisites.

Compensation Committee Process

The role of our Compensation Committee is (i) to establish and maintain our executive compensation policies, (ii) to review, evaluate and recommend to the Board of Directors salary, incentive compensation and other compensation items for the Principal Executive Officer, the Principal Financial Officer, other senior management members, Board of Directors members and senior management of our subsidiaries, (iii) review, evaluate and make recommendations concerning our compensation and benefit plans, (iv) approve grants of stock options and other equity based incentives.

The Principal Executive Officer’s overall compensation is set by the Board of Directors in consultation with, and on the recommendation of, the Compensation Committee. The Compensation Committee recommendation is based on its assessment of the Principal Executive Officer’s individual performance and the financial and operating performance of the Company. Compensation of the other Named Executive Officers and of other senior executive officers is established based on the recommendation of the Compensation Committee in consultation with, the Chairman of the Board, the Principal Executive Officer and the Principal Financial Officer. The Compensation Committee considers the recommendations of the Chairman of the Board, the Principal Executive Officer and the Principal Financial Officer and considers each executive’s responsibility, experience and overall performance. Generally, the Compensation Committee reviews and adjusts recommended compensation levels annually at its first meeting of the year. The Compensation Committee met periodically during the preceding year to consider compensation programs and to gain relevant information and context for determining compensation for executives.

Benchmarking

The Compensation Committee seeks to ensure that the compensation package, including the components of compensation, for the Named Executive Officers is competitive when compared to the competitive market for executive talent so that the Company can attract, motivate and retain the executive talent the Company needs in order to maximize its return to shareholders.

The Company defines its competitive market as the market represented by the companies identified as being in its Peer Group. The Peer Group consists of companies generally of similar size, and located in a similar geographic area to that of the Company, having stock traded on The NASDAQ Stock Market and, to a significant degree, engaged in manufacturing activities. The Compensation Committee considered, as part of its evaluation and recommendation of compensation for the Named Executive Officers, levels of compensation in the Peer Group. The Compensation Committee has also considered other published data concerning executive compensation in its evaluation of the Company’s executive compensation package.

The Peer Group identified by the Company to provide a representative competitive market for executive talent includes the following companies:

Landauer, Inc.	Koss Corp	Stereotaxis, Inc.
Fansteel, Inc.	Chicago Rivet & Mach. Co.	Energy Focus, Inc.
Wells-Gardner Elec. Corp	Zareba Systems, Inc.	Hickok, Inc.
PECO II, Inc.	Lifeway Foods, Inc.

The Compensation Committee believes that this Peer Group is representative of the companies with which the Company shares similar industry profiles and competes for executive talent. The Compensation Committee intends to review the Peer Group periodically and will make additions or changes it deems appropriate.

Upon conclusion of its review of the Peer Group data, the Compensation Committee has determined that the Company’s total compensation package is consistent with its philosophy of paying competitive cash compensation and providing significant annual at risk incentive compensation based on profitability. Total compensation for all of the Named Executive Officers, based on the Peer Group review, was less than 50% of the average of the total compensation of the Named Executive Officers in the Peer Group. For compensation levels of the Named Executive Officers to increase to higher levels compared to the Peer Group, it will be necessary for the profitability of the Company to improve. Based on the executive compensation review, the Compensation Committee considers the compensation paid to the Company’s executives to be within a reasonable market range.

Tax Considerations

In general, the policy of the Company and the Compensation Committee is to optimize the tax deductibility of executive compensation so long as deductibility is consistent with more important objectives of retaining executives and maintaining competitive, motivational performance-based compensation that is aligned with shareholder interests.

Base Salary

Base salaries are an important element of compensation and provide executives with a base level of income. In determining base pay, the Compensation Committee considers the executive’s responsibilities, individual performance, base salary competitiveness as compared to the external market and the Company’s operating performance. The Compensation Committee has also considered the size of the Company, results of operation and financial resources of the Company in relation to base salaries and believes that base salaries for the Named Executives have been at or below competitive rates in the external market. During 2007, each of the Named Executive Officers, other than Mr. Merrick, was granted an increased in base compensation of approximately 2.5% or less, which was considered to be consistent with a cost of living increase. In addition, amounts previously paid to them as car allowance were included as part of their base salary.

Annual Cash Incentive Compensation

On April 27, 2007 the Board of Directors approved and adopted an Incentive Compensation Plan to provide incentive compensation awards to executives of the Company based on profitability. Under the Incentive Compensation Plan, designated Named Executive Officers and several other executive and managerial officers participate in incentive compensation payments, determined on a quarterly and annual basis, which are based upon the profits of the Company for the period if the profits exceed a designated threshold profit for any quarter of $100,000 and, for the year, of $250,000. Pool I of the Plan covers senior executive officers and Pool II covers other executives and managers who are participant. The Compensation Committee believes such incentive compensation motivates participants to achieve strong profitability, which is viewed as the most significant element of corporate performance, provides rewards for strong corporate performance and aligns staff incentive with interests of the shareholders.

With respect to Pool I participants (other than the Principal Executive Officer whose participation is determined solely by the Compensation Committee and the Board of Directors), the Compensation Committee in consultation with, the Chairman of the Board, the Principal Executive Officer and the Principal Financial Officer, determines the participants and their relative level of participation during the first quarter of the year. In determining participation and the level of participation each year, the Compensation Committee considers each executive’s responsibilities and performance during the prior year.

Long-Term Equity Incentives

Long-term incentive awards have been granted to executives under the 2007 Stock Incentive Plan. Stock option grants are determined from time to time by the Compensation Committee. The actual grant for each executive is determined taking into consideration (i) individual performance, (ii) corporate performance and (iii) prior grants to, or stock ownership of the Company by, the executive. Generally, stock options are granted with an exercise price equal to or greater than the closing price of the Company’s Common Stock on The Nasdaq Stock Market on the date of the grant. Stock options generally are exercisable within 10 years from the date of grant.

During 2007, the Company issued 74,000 stock options from the 2007 Plan, of which options to purchase 31,500 shares were issued to the Named Executive Officers and options to purchase 10,000 shares were issued to the independent directors.

All of the stock options issued in 2007 were for a four-year term. The options become exercisable with respect to the following percentages of the shares subject to the options on the dates specified:

Vesting Date	Percentage of Shares
April 1, 2008	25%
October 1, 2008	50%
October 1, 2009	75%
October 1, 2010	100%

The Compensation Committee believes that long-term incentive stock awards should be a significant part of the compensation of its senior executives who have the ability to affect the results of operation of the Company in order that these executives will share the risks and rewards of Company performance as it affects shareholder value and will, therefore, have a mutual interests with the shareholders of the Company.

The policy of the Compensation Committee with respect to the timing of stock option awards is as follows: (i) all awards shall be dated and issued as of the date they are approved by the Compensation Committee and (ii) generally, the Compensation Committee will expect to make awards annually during May of each year after the release of financial information for the first quarter. In 2007, stock option awards were made in October.

Retirement Benefits

The Company maintains a 401(k) employee savings plan available to all eligible salaried employees. Under the 401(k) Plan, employees may contribute up to $15,500 of their eligible compensation to the Plan and the Company will contribute a matching amount to the Plan each year. The federal statutory limit for eligible compensation in 2006 was $220,000. During 2006, the Company made matching contributions up to 4% of the employee's compensation. The Company’s contributions to the 401(k) plan totaled $91,000 in 2006 and $105,000 in 2007. These contributions and matching percentages are intended to reflect competitive market conditions for plans of this type. With respect to the 401(k) Plan, participating employees may direct the investment of individual and company contributions into one or more of the investment options offered by the Plan.

Other Benefits

The Company believes that its employee benefit plans, health insurance plans and perquisites are of the type commonly offered by other employers. These benefits form part of our compensation philosophy because the Company believes they are necessary in order to attract, motivate and retain talented executives.

Employment and Change of Control Agreements

The Company has an employment agreement with Howard W. Schwan, the President. We do not maintain any change of control agreements with any executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section appearing above with the Company’s management. Based on this review and these discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Committee Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in this Proxy Statement.

Stanley M. Brown, Chairman
John I. Collins
Bret Tayne

Summary Compensation Table

The following table sets forth summary compensation information in accordance with respect to the Principal Executive Officer, Principal Financial Officer and each of the other highly compensated executive officers who were officers at December 31, 2007. These individuals, including the Principal Executive Officer and Principal Financial Officer, are collectively referred to in this proxy statement as the Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name/Title	Year	Salary	Option Awards	Non-Equity Incentive Plan Compensation (1)	All other compensation	Total
Howard W. Schwan	2007	$176,123	$1,833	$20,506	$19,659	$218,122
President	2006	$161,000	$0	$14,922	$31,034	$206,956

Stephen M. Merrick	2007	$84,700	$275	$17,943	$0	$102,918
Executive, Vice President	2006	$84,000	$0	$13,057	$0	$97,057
Secretary, Chief Financial
Officer

Steven Frank	2007	$114,969	$917	$15,380	$5,337	$136,602
Vice President-Sales	2006	$103,000	$0	$11,192	$11,589	$125,781

Brent Anderson	2007	$124,469	$917	$15,380	$6,615	$147,380
Vice President-General	2006	$111,000	$0	$11,192	$11,331	$133,523
Manager, Bag Division

Samuel Komar	2007	$121,969	$917	$15,380	$4,932	$143,197
Vice President-Marketing	2006	$116,000	$0	$11,192	$12,842	$140,034

Timothy Patterson	2007	$109,977	$917	$15,380	$7,171	$133,444
Vice President-Finance	2006	$101,000	$0	$11,192	$10,642	$122,834

 (1) Amounts determined under the Company’s incentive compensation plan discussed in “Compensation Discussion and Analysis.”

Items included in All Other Compensation in the Summary Compensation Table and items identified as Perquisites and Other Personal Benefits in the All Other Compensation Table are set forth in the following tables of All Other Compensation and Perquisites:

ALL OTHER COMPENSATION AND PERQUISITIES TABLE

Name/Title	Year	401K Match	Insurance Premiums	Country Club Dues	Car Allowance	Total
Howard W. Schwan	2007	$7,569	$5,000	$6,240	$850	$19,659
President	2006	$6,440	$5,000	$6,415	$13,179	$31,034

Stephen M. Merrick	2007	$0	$0	$0	$0	$0
Executive, Vice President	2006	$0	$0	$0	$0	$0
Secretary, Chief Financial
Officer

Steven Frank	2007	$3,725	$1,012	$0	$600	$5,337
Vice President-Sales	2006	$0	$1,012	$1,000	$9,577	$11,589

Brent Anderson	2007	$5,427	$588	$0	$600	$6,615
Vice President-General	2006	$4,442	$588	$0	$6,301	$11,331
Manager, Bag Division						$0

Samuel Komar	2007	$2,663	$1,669	$0	$600	$4,932
Vice President-Marketing	2006	$2,315	$1,669	$0	$8,858	$12,842

Timothy Patterson	2007	$4,399	$2,322	$0	$450	$7,171
Vice President-Finance	2006	$4,020	$2,322	$0	$4,300	$10,642

Grants of Plan-Based Awards During Fiscal Year 2006

The following table sets forth information regarding the grants of plan-based awards made to the Named Executive Officers during the fiscal year ended December 31, 2007.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards
Howard W. Schwan	10/1/2007	10,000	$5.14	$22,000

Stephen M. Merrick	10/1/2007	1,500	$5.14	$3,300

Steven Frank	10/1/2007	5,000	$4.67	$11,000

Brent Anderson	10/1/2007	5,000	$4.67	$11,000

Samuel Komar	10/1/2007	5,000	$4.67	$11,000

Timothy Patterson	10/1/2007	5,000	$4.67	$11,000

All plan-based awards granted during 2007 were stock options.

Narrative Disclosure For Summary Compensation Table and Grants of Plan-Based Awards

Employment Agreements with Our Named Executive Officers. In June 1997, the Company entered into an Employment Agreement with Howard W. Schwan as President, which provides for an annual salary of not less than $135,000. The term of the Agreement was through June 30, 2002, and is automatically renewed thereafter for successive one-year terms. The Agreement contains covenants of Mr. Schwan with respect to the use of the Company’s confidential information, establishes the Company’s right to inventions created by Mr. Schwan during the term of his employment, and includes a covenant of Mr. Schwan not to compete with the Company for a period of three years after the date of termination of the Agreement.

Information Relating to Cash Incentives and Stock and Option Awards. Each of the Named Executives participated in the incentive compensation program of the Company during 2006 and 2007. The incentive compensation program is described in the Compensation Discussion and Analysis. The amount shown as Non-Equity Incentive Compensation represents amounts earned by each of the Named Executives under that program during 2006 and 2007 and paid during 2006 and 2007, respectively.

Stock options awarded to the Named Executive Officers are described in the Compensation Discussion and Analysis.

Salary and Bonus Proportion of Compensation

During 2007, salary and bonus paid to the Named Executive Officers represented 83.0% of the total compensation paid to them and incentive compensation payments represented 11.3% of their total compensation. Long-term compensation consisting of option awards and matching 401(k) contributions represented 3.4% of total compensation.

Outstanding Equity Awards at December 31, 2007

The following chart sets forth all outstanding equity awards to named executive officers as of December 31, 2007. All awards are in the form of options to purchase Common Stock of the Company.

The Company has not issued any stock awards.

OUTSTANDING EQUITY AWARDS

	Option Awards
	Number of Securities Underlying		Option	Option
	Unexercised Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
Howard W. Schwan	15,873	-	$6.30	09/15/08
	23,810	-	$1.89	03/06/10
	2,500	7,500	$5.14	10/01/11

Stephen M. Merrick	375	1,125	$5.14	10/01/11

Samuel Komar	4,762	-	$6.30	09/15/08
	7,500	-	$2.88	12/30/15
	3,750	1,250	$4.67	10/01/11

Steven Frank	10,000	-	$2.88	12/30/15
	3,750	1,250	$4.67	10/01/11

Timothy Patterson	3,750	1,250	$4.67	10/01/11

Brent Anderson	4,762	-	$6.30	09/15/08
	17,858	-	$1.47	12/27/11
	10,000	-	$2.88	12/30/15
	3,750	1,250	$4.67	10/01/11

Option Exercises and Stock Vested

The following table sets forth information with respect to common shares acquired upon the exercise of stock options of the Named Executive Officers during the fiscal year ended December 31, 2007.

OPTIONS EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Options	Value Realized	Number of Shares	Value Realized
Name	Acquried on Exercise	on Exercise	Acquired on Vesting	on Vesting
Howard W. Schwan	14,286	$33,858	$0	$0

Stephen M. Merrick	5,953	$9,763	$0	$0

Steven Frank	19,049	$118,332	$0	$0

Brent Anderson	8,929	$20,983	$0	$0

Samuel Komar	8,334	$61,255	$0	$0

Timothy Patterson	15,000	$22,450	$0	$0

QUALIFIED OR NON-QUALIFIED DEFERRED COMPENSATION

The Company has no qualified or non-qualified defined benefit plans. The Company has no agreements providing for payments to any of the named executives upon termination or upon change of control.

Director Compensation

The following table sets forth the compensation of directors of the Company during the year ended December 31, 2007:

DIRECTOR COMPENSATION TABLE

Name/Title	Director's Fees	Option Awards	All other compensation	Total
Stanley M. Brown	$5,000	$458	$0	$5,458

Bret Tayne	$5,000	$458	$0	$5,458

Michael Avramovich	$5,000	$458	$0	$5,458

John I. Collins	$5,000	$458	$0	$5,458

Narrative Description of Director Compensation

Members of the Board of Directors who are not employees received a fee of $1,000 per attendance at meetings of the Board of Directors during 2007. Effective on and after April 1, 2008, non-management members of the Board of Directors will receive a monthly fee of $750 plus $500 for each meeting of the Board of Directors or any Committee of the Board attended. The Chairman of the Audit Committee will receive $750 for each meeting of the Audit Committee in lieu of the $500 meeting fee.

Each of the independent members of the Board of Directors was awarded an option to purchase up to 2,500 shares of the Common Stock of the Company in October 2007. The option term and the vesting periods are described in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors of the Company is composed of Stanley M. Brown, John I. Collins and Bret Tayne. All members of the Compensation Committee are independent directors. None of the members of the Compensation Committee is an officer or employee of our Company. No executive officer of our company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the Nasdaq Stock Market. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of such forms furnished to the Company, or written representations that no Form 5’s were required, the Company believes that during calendar year 2007, all Section 16(a) filing requirements applicable to the officers, directors and ten-percent beneficial shareholders were compliant.

Approval of Related Party Transactions

The Company has an unwritten policy that any related party transaction, other than employment compensation of executive officers, is submitted to the Audit Committee. The Audit Committee is responsible for reviewing and approving all transactions between the Company and certain related persons, such as its executive officers, directors and owners of more than 5% of the Company’s voting securities. In reviewing a transaction, the Committee considers the relevant facts and circumstances, including the benefits to the Company, and whether the transaction is fair to the Company and consistent with a transaction available on an arms-length basis. Only those related party transactions that are determined to be in (or not inconsistent with) the best interests of the Company and shareholders are approved.

Code of Ethics

The Company has adopted a code of ethics that applies to its senior executive and financial officers. The Company’s Code of Ethics seeks to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure of information to the Commission, (iii) compliance with applicable governmental laws, rules and regulations, (iv) prompt internal reporting of violations of the Code to predesignated persons, and (v) accountability for adherence to the Code. A copy of the Code of Ethics has been posted and may be viewed on the Company’s Internet website at http://www.ctiindustries.com under the heading “Investor Relations.”

Certain Relationships and Related Transactions

Stephen M. Merrick, Executive Vice President and Secretary of the Company, is of Counsel to Vanasco Genelly & Miller, a law firm who provided services to the Company in 2007. In addition, Mr. Merrick is a principal stockholder of the Company. During 2007, this firm was paid total fees by the Company in the amount of $106,000.

John H. Schwan is principal of Shamrock Packaging and affiliated companies. The Company made purchases of packaging materials from Shamrock of approximately $622,000 during 2007.

John H. Schwan, Chairman of the Company, and Howard Schwan, President, are the brothers of Gary Schwan, one of the owners of Schwan Incorporated which provides building maintenance and remodeling services to the Company. The Company made purchases from Schwan Incorporated of approximately $111,000 during the year ended December 31, 2007.

In February 2003, the Company received $1,630,000 from certain shareholders in exchange for (a) two year 9% subordinated notes, and (b) five year warrants to purchase 163,000 common shares at $4.87 per share. The proceeds were to (i) re-finance the bank loan of CTI Mexico in the amount of $880,000 and (ii) to provide financing for CTI Mexico and Flexo Universal. The value of the warrants was $460,000 calculated using Black-Scholes option pricing formula. The Company applied the discount against the subordinated debt. The discount is being amortized using the effective interest method to interest expense over the term of the debt. These loans are subordinated to the Bank debt of the Company. On February 8, 2008 those shareholders exercised these warrants in exchange for a reduction on these notes of $794,000.

In February 2006, the Company received $500,000 each from Stephen M. Merrick, Executive Vice President of the Company, and John H. Schwan, Chairman, in exchange for (a) five year subordinated notes bearing interest at 2% over the prime rate determined on a quarterly basis, and (b) five year warrants to purchase an aggregate of 303,030 shares of common stock of the Company at the price of $3.30 per share. The proceeds were to fund capital improvements and give additional liquidity to the Company. The value of the warrants was $443,000 using the Black-Scholes option pricing formula. The Company applied the discount against the subordinated debt. The discount is amortized using the effective interest method to interest expense over the term of the debt. These loans are subordinated to the Bank debt of the Company.

Interest paid to related parties, principally Mr. Schwan and Mr. Merrick, with respect to various loans and advances made by them to the Company and its subsidiaries during 2007 and 2006 was $299,000 and $277,000, respectively.

The Company believes that each of the transactions set forth above were entered into, and any future related party transactions will be entered into, on terms as fair as those obtainable from independent third parties. All related party transactions must be approved by the Audit Committee subject to review in the context of the Company’s Code of Ethics.

PROPOSAL TWO - SELECTION OF AUDITORS

BLACKMAN KALLICK, L.L.P.

The Audit Committee and Board of Directors has selected and approved Blackman Kallick, L.L.P. as the independent registered public accounting firm to audit our financial statements for 2008, subject to ratification by the stockholders. It is expected that a representative of the Firm of Blackman Kallick, L.L.P. will be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Effective September 18, 2007, the Company engaged Blackman Kallick, L.L.P. as the Company’s principal accountants to audit the Company’s financial statements for the year ending December 31, 2007. Blackman Kallick, L.L.P. replaced Weiser, L.L.P. who had previously been engaged for the same purpose, and whose dismissal was effective on September 18, 2007. The decision to change the Company’s principal accountants was approved by the Company’s Audit Committee and Board of Directors on September 18, 2007.

The reports of Weiser, L.L.P. on the Company’s financial statements for the fiscal year ended December 31, 2005 and December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s last two fiscal years ended December 31, 2005 and December 31, 2006, and in subsequent interim periods through September 18, 2007, there were no disagreements with Weiser L.L.P. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Weiser L.L.P. would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the financial statements for such periods.

Weiser, L.L.P. has not informed the Company of any reportable events during the Company’s two fiscal years ended December 31, 2005 and December 31, 2006, and through the date of their dismissal.

Fees Billed By Independent Public Accountants

The following table sets forth the amount of fees billed by Weiser, L.L.P. and Blackman Kallick, L.L.P. for services rendered for the years ended December 31, 2007 and 2006:

Audit Fees(1)	$297,130	$321,688
Other Audit Related Fees(2)	$4,771	$0
All Other Fees(3)	$53,900	$20,030
Total Fees	$355,801	$341,718

(1)	Includes the annual financial statement audit and limited quarterly reviews and expenses.

(2)	Includes fees and expenses for other audit related activity provided by Weiser, L.L.P. and Blackman Kallick, L.L.P.

(3)	Primarily represents tax services, which include preparation of tax returns and other tax consulting services.

All audit, tax and other services to be performed by Blackman Kallick, L.L.P. for the Company must be pre-approved by the Audit Committee. The Audit Committee reviews the description of services and an estimate of the anticipated costs to perform those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval is granted usually at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Committee at its next meeting.

The Audit Committee of the Board of Directors reviews all relationships with its independent auditors, including the provision of non-audit services, which may relate to the independent registered public accounting firm’s independence. The Audit Committee of the Board of Directors considered the effect of Weiser, L.L.P.’s tax services in assessing the independence of the independent registered public accounting firm and concluded that the provision of such services by Weiser, L.L.P. was compatible with the maintenance of that firm’s independence in the conduct of its auditing function.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” SUCH RATIFICATION

Stockholder Proposals for 2009 Proxy Statement

Proposals by shareholders for inclusion in the Company's Proxy Statement and form of proxy relating to the 2009 Annual Meeting of Stockholders, which is tentatively scheduled to be held on June 21, 2009, should be addressed to the Secretary, CTI Industries Corporation, 22160 North Pepper Road, Barrington, Illinois 60010, and must be received at such address no later than December 31, 2008. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that such proposal be forwarded by certified mail return receipt requested.

Proxy Statement and Annual Report Delivery

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. If, at any time, you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares.

You may request to receive at any time a separate copy of our annual report or proxy statement, or notify the Company that you do or do not wish to participate in householding by sending a written request to the Corporate Secretary at 22160 N. Pepper Road, Barrington, Illinois 60010 or by telephoning (847) 382-1000.

Stockholder Communications

The Nominating and Governance Committee of our Board has established the following process for stockholders to communicate with the Board. Stockholders wishing to communicate with our Board should send correspondence to the attention of the Nominating and Corporate Governance Committee, c/o CTI Industries Corporation, 22160 N. Pepper Road, Barrington, Illinois 60010, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. The Chairperson of the Nominating and Corporate Governance Committee will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the Board or a committee of the Board. The Chairperson of the Nominating and Corporate Governance Committee will review all stockholder correspondence, but the decision to relay that correspondence to the Board or a committee will rest entirely within his or her discretion.

Other Matters to Be Acted Upon at the Meeting

The management of the Company knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

Dated: April 28, 2008
BY ORDER OF THE
BOARD OF DIRECTORS
/s/Stephen M. Merrick
Stephen M. Merrick, Secretary